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                                                                   EXHIBIT 10.45

                     [HIGH SPEED NET SOLUTIONS LETTERHEAD]




                                                       June 21, 2000



Mr. Greg S. Gush
6185 N. 28th Place
Phoenix, AZ  85016

Dear Greg:

This offer letter will stipulate the terms of your employment as a Senior Executive in High Speed Net Solutions, Inc. (the Company) in Raleigh, North Carolina, effective June 21, 2000, or earlier if your current commitments permit. Your title will be Executive Vice President, Chief Marketing Officer and you will report directly to Andrew L. Fox, Acting President and CEO. It is anticipated that Andy Fox will be named President and CEO at the next Board of Directors Meeting.

The details of this offer are:

TITLE: Executive Vice President, Chief Marketing Officer

BOARD OF DIRECTORS: You will be randomly asked to participate in meetings of the Board of Directors, however, you will not be a member of the Board of Directors.

SALARY: $135,000 annually plus Performance Bonus as outlined below.

DESCRIPTION: As be Executive Vice President, Chief Marketing Officer you will be expected, with active participation and support of the Board of Directors, to assist in the development and execution of a sales and marketing plan in the Internet advertising space, including the procurement of strategic relationships and partnerships

PERFORMANCE BONUS PROGRAM: You will be eligible to receive up to .75 times of your annual salary based on specified performance goals to be jointly defined by you and the President and CEO and approved by the Board of Directors. The bonus will be paid after receipt of the audited fiscal year end financial statements of the Company certified by its CPAs. You will be eligible to receive a prorated portion of this cash bonus for the Year 2000 based upon your actual length of service. You must be employed by the Company on December 31, 2000 to be eligible to receive your Year 2000 cash bonus.

STOCK OPTIONS: You will be granted stock options of 140,000 shares at a strike price based on average closing bid on the previous 10 days of signing this offer letter or lower of closing price 6/21/00. You will vest at 25% per year for four years. Vesting shall be accelerated to 100% upon buyout, merger, or change in control of 25% of common stock. The price of these options will be the closing price of the stock on the date of signature of this offer. The closing price of the stock on 6/21/00 was 6.812. The first anniversary date for the vesting of these options will one year from the date of signature of this offer.


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LOCATION OF EMPLOYMENT: Your place of employment will be 434 Fayetteville Street
Mall, Suite 2120, Raleigh, North Carolina 27601.

RELOCATION: You will be provided temporary housing reimbursement for up to ninety (90) days from your arrival in North Carolina.

CAR ALLOWANCE: You will receive $600 per month.

BENEFITS: You will also be entitled to the other benefits generally available to full-time employees of the Company from time to time. Currently, these benefits are:

HEALTH INSURANCE: The Company pays 100% of your premium for health insurance for you and your family (qualified dependents). The current health insurance plan is with Blue Cross Blue Shield of North Carolina. This benefit will also cover your dependents, subject to applicable Blue Cross and Blue Shield rules.

DENTAL INSURANCE: The dental insurance is with Blue Cross Blue Shield of North Carolina. The Company will pay the premium for coverage for you and your dependents.

LIFE INSURANCE: A life insurance policy is provided by the Company for you in the amount of $25,000.

These benefits will be effective ninety (90) days from your date of hire. In the event COBRA is required contact your previous employer to complete the necessary forms to initiate coverage during your waiting period. The Company will pay the amount on a monthly basis with proper receipt of payment or invoice.

VACATION POLICY: Upon hiring, you will be entitled four (4) weeks (or 20 working days) of vacation time annually. Your vacation is accrued throughout the calendar year but is available to you upon your date of hire and the start of each calendar year following. If you do not take all of your vacation during this time, you may carry over up to 50% of the remaining time to the next year. Your total may never be greater than 150% of the vacation time you are entitled to.

PERSONAL/SICK DAYS: Upon the first day of employment you will receive six (6) paid personal or sick days to be used during the calendar year. These may be used at your discretion. Unused days will be forfeited. These six (6) days are renewed at the start of each calendar year.

SHORT TERM AND LONG TERM DISABILITY PROTECTION: The Company is in the process of researching these plans and it is the intention of the Company to implement such a plan in the Year 2000 for which you would be eligible.



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401K RETIREMENT PLAN: The Company is in the process of researching 401K plans and it is the intention of the Company to implement such a plan in the Year 2000 for which you would be eligible.

SEVERANCE: Once you have completed three months of continuous employment with the Company, if you are terminated by the Company without cause, you shall be entitled to six (6) months of severance pay and one-half of all stock options not previously vested become vested. In the event you are offered employment with Summus, Ltd. immediately following your termination date, no severance will be offered.

FINDERS FEES: You will be paid a Lehman scale fee for any funds that are invested in the Company as a result of your efforts. The fee shall be 5%, 4%, 3%, 2%, 1% payable in cash or stock (strike price equal to strike price of your 140,000 options) at your option.

SIGNING BONUS: You will receive a signing bonus equal to one month's salary ($11,250) and 7,500 shares of restricted Company stock.

This agreement is with the understanding that this does not constitute a contract and is an offer for at-will employment. This offer is contingent upon proper visa status, where applicable and background check authorization status.

Your start date is set for June 21, 2000. The offer will remain in effect for ten days from the date of this letter. The entire agreement is subject to endorsement by the Company Board of Directors. Upon acceptance of the offer, please sign and return this agreement to me, via fax is acceptable at 919.807.0508.



                                                 Sincerely,





                                                 Andrew L. Fox
                                                 Acting President and CEO
                                                 High Speed Net Solutions, Inc.


ACCEPTED AND AGREED:

/s/ Greg S. Gush                                           6/21/00
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Greg S. Gush                                                Date






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